Exhibit 10.8

FINANCIAL ADVISORY AND INVESTMENT BANKING AGREEMENT

This Agreement is made and entered into this 2nd day of November, 2007, between vFinance Investments, Inc. (“VFIN”) and Mortgagebrokers.com Holdings, Inc. (OTC BB: MBKR) (“Company”).

A glossary of definitions as used in this Agreement is set forth in Paragraph 11, below.

The parties hereto agree as follows:

1.  Engagement; Nature of Services:

a) Company hereby engages VFIN as Company’s non-exclusive financial advisor to render financial and other general advice as an investment banker, including, without limitation, advice relating to “Transactions” and/or “Financings” and similar matters, as may be reasonably requested by Company.  In that regard, VFIN will assist Company in identifying, analyzing, structuring, negotiating and obtaining sources of financing for suitable business opportunities which Company may take advantage of by purchase or sale of stock or assets, assumption of liabilities, merger, consolidation, tender offer, strategic relationship, joint venture, franchise agreement, licensing agreement, royalty agreement, financing arrangement or any similar transaction or combination thereof.  This Agreement shall not be construed as a firm commitment or guarantee of financing which shall be on a “best efforts” basis only.  VFIN shall obtain the consent of Company prior to contacting any potential participants in a proposed Transaction or Financing.  The decision to consummate a Transaction and/or Financing shall be in the Company’s sole and absolute discretion, and no compensation shall be due under this agreement unless the Company notifies VFIN in writing that it wishes to utilizes its services.

b) VFIN shall not be required to undertake duties not reasonably within the scope of the financial advisory or investment banking services contemplated by this Agreement or to spend any minimum amount of time in providing such services.  VFIN does not provide tax, accounting or legal advice.  Public offerings, if any, shall be subject to a separate agreement and are expressly not addressed in this Agreement.
c) VFIN shall render such other financial advisory and investment banking services as may from time to time be agreed upon in writing by VFIN and Company (e.g., fairness opinions, business plans, etc.).  The fees payable for any such other services shall be customary investment banking fees to be mutually agreed upon based upon the nature and type of such services to be rendered.

2. Term:  Subject to Paragraph 4, this Agreement shall commence upon execution and be effective for a period of Twelve (12) months and may be terminated on thirty days’ written notice by either party to the other.

3. Compensation:    In consideration of the services to be rendered by VFIN hereunder, Company shall issue to VFIN “Retainer Shares”, “Transaction Fees” and/or “Financing Fees.”

a) Retainer Shares: Upon execution hereof, Company shall issue to VFIN fifty thousand (50,000) shares of Company (the “Retainer Shares”).  The Retainer Shares Agreement shall contain customary terms, including without limitation, piggyback registration rights.  The Retainer Shares shall be issued to VFIN and/or its designees.

b) Transaction Fees:  At the first closing under each Transaction, Company shall pay to VFIN a fee (each a “Transaction Fee”) in immediately available funds equal to five percent (5%) of the “Aggregate Consideration” exchanged or received in connection with such Transaction; provided, however, that any Transaction Fee due to VFIN as a result of consideration which is contingent upon the occurrence of some future event (e.g., an earn out or the realization of earnings projections) shall be payable at the earlier of: (i) the receipt of such consideration, or (ii) the time that the amount of such consideration can be determined.

c) Financings:

(i) Financing Fees:  At the first closing under each Financing, Company shall pay to VFIN a fee on VFIN-introduced sources (each a “Financing Fee”) in immediately available funds equal to the sum of one and one-half percent (1 1/2%) of all secured debt funds available; plus four percent (4%) of all unsecured debt funds available, plus ten percent (10%) of all equity funds raised in amounts up to $3 million, eight percent (8%) in amounts from $3 million to $6 million, and seven percent (7%) for amounts greater than $ 6million, in the private markets in connection with such Financing.  For purposes of calculating any Financing Fee, convertible securities shall be treated as equity. The Financing Fee shall be calculated on the gross total credit facility before any deductions, including but not limited to fees, deposits, transaction expenses, reserves, insurance or other amounts withheld or paid by the “Financing Source.” If a Transaction results from an introduction by the Company to a Financing Source, then fees associated with that particular Transaction shall be reduced by half.  If the funds raised by Company pursuant to a Financing are to be received in whole or in part via installment payments, such installment payments shall be valued on a discounted present value basis using a discount rate of eight percent (8%) per annum.

(ii) Financing Warrants: In addition, at the first closing under the first Financing hereunder, Company shall issue to VFIN additional warrants (the “Financing Warrants”) to purchase such number of shares of the common stock of Company equal to: (x) ten percent (10%) of the aggregate number of fully diluted shares of common stock as shall have been purchased by Financing Sources pursuant to the Financing, or (y) ten percent (10%) of the aggregate number of fully diluted shares of common stock into which any convertible securities which shall have been purchased by Financing Sources pursuant to the Financing may be converted (after giving effect to any increase in shares under a ratchet or similar provision pursuant to which the number of shares initially purchased is subsequently increased).  The Financing Warrants shall be exercisable for a period of five years from the date of issuance on the same terms and conditions applicable to, and with an exercise price per share equal to the effective per share price paid by, Financing Sources for a share of common stock of Company.  The terms of the Financing Warrants shall be set forth in an agreement (the “Financing Warrant Agreement”) in form attached hereto as Annex B.  The Financing Warrant Agreement shall contain customary terms, including without limitation, provisions for “cashless” exercise, price based anti-dilution, and customary piggyback registration rights.

d)  Transactions and Financings of Related Entities:  In calculating the compensation payable to VFIN hereunder, the parties understand and agree that the definition of Transaction and Financing shall be broadly construed so as to include any transactions and financing of Company’s subsidiaries, affiliates, successors or other controlled units, either existing or formed subsequent to the date hereof.

4. Non-renewal or Termination:   Upon non-renewal or termination of this Agreement, VFIN shall provide Company with a written list of parties with whom it has had discussions in connection with any proposed Transaction or Financing.  Notwithstanding any such non-renewal or termination, VFIN shall be entitled to the compensation provided under Paragraph 3 with respect to any Transaction or Financing which shall be consummated with any party named on such list within Eighteen (18) months following such non-renewal or termination.

5. Reimbursement of Expenses: Promptly following presentation of customary documentation, Company shall reimburse VFIN for all reasonable fees and disbursements of VFIN’s outside counsel and VFIN’s reasonable travel and out-of-pocket expenses as incurred in connection with the services performed by VFIN pursuant to this Agreement, including without limitation, hotel, food and associated expenses including long-distance telephone calls;  provided that to the extent any such reimbursement would cause aggregate reimbursement to exceed Three Thousand Dollars ($3,000), such excess fees and disbursements, shall be subject to Company’s prior approval.

6.  No Public Disclosure: Company acknowledges that all opinions and advice (written or oral) given by VFIN to Company in connection with VFIN’s engagement are intended solely for the benefit and use of Company and Company agrees that no person or entity other than Company shall be entitled to make use of or rely upon such opinion or advice to be given hereunder, and no such opinion or advice shall be used for any other purpose or reproduced or disseminated, in any manner or for any purpose, nor may Company make any public references to VFIN without VFIN’s prior written consent.

7.  Non-Exclusive Services:  Company acknowledges that VFIN and its affiliates are in the business of providing financial advisory services, investment banking services, and consulting advice to others.  Nothing herein contained shall be construed to limit or restrict VFIN in conducting such business with others, or in rendering such advice to others, except as such advice may relate to matters relating to Company’s business and properties.

8. Reliance Upon Information:  Company recognizes and confirms that, in advising Company and in fulfilling its engagement hereunder, (i) VFIN will use and rely on data, material and other information furnished to VFIN, and (ii) VFIN may rely upon such data, material and other information without any independent investigation or appraisal to verify its accuracy, completeness or veracity, except to the extent VFIN has actual knowledge to the contrary.  Company represents and warrants that all such data, material and other information provided by Company will be true and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made.   VFIN shall be under no obligation to make an independent appraisal of assets or an independent investigation or inquiry as to any information regarding, or any representations of, any other participant in a Transaction or Financing, nor shall VFIN have any liability with regard thereto.  If, in VFIN’s opinion after completion of its due diligence process, the condition or prospects of Company, financial or otherwise, are not substantially as represented or do not fulfill VFIN’s expectations, VFIN shall have the sole discretion to determine its continued participation in any proposed Financing and/or Transaction.

9. Indemnification Agreement: To induce VFIN to act on behalf of Company in connection with VFIN’s engagement hereunder, Company and VFIN are entering into a separate indemnification agreement substantially in the form attached hereto as Annex A and dated the date hereof, providing for the indemnification of VFIN by Company.  VFIN has entered into this Agreement in reliance on the indemnities set forth in such indemnification agreement.

10. Independent Contractor: VFIN shall perform its services hereunder as an independent contractor and not as an employee of Company or an affiliate thereof.  VFIN shall have no authority to act for, represent or bind Company or any affiliate thereof in any manner, except as may be agreed to expressly by Company in writing from time to time.

11.  Definitions:

a) “Aggregate Consideration” shall mean the total consideration (i.e., stock, cash, assets and all other property (real or personal, tangible or intangible) plus any debt assumed) exchanged or received, or to be exchanged or received directly or indirectly by Company or any of its security holders or subsidiaries or affiliates in connection with a Transaction, including, without limitation, any amounts paid or received, or to be paid or received pursuant to any employment agreement (to the extent such amounts exceed reasonable and customary compensation for actual services to be rendered), consulting agreement, covenant not to compete, earn-out or contingent payment right or similar arrangement, agreement or understanding, whether oral or written, associated with a Transaction.

Consideration paid or to be paid other than in cash shall be valued at fair market value, except that liabilities assumed and notes issued will be valued at the face amount thereof.  The fair market value of consideration paid in securities for which there is a recognized trading market shall be based on the closing “offer” price of the securities on the day immediately preceding the closing of the Transaction and shall be computed as if the securities were freely tradable.

b)  “Company” shall mean  Mortgagebrokers.com Holdings, Inc.

c)  “Financing” shall mean any debt financing and/or equity investment in Company pursuant to which funds are received or to be received by Company, including without limitation any lease financing, vendor financing, government sponsored financing or any similar transaction or combination thereof.  The amount of funds raised pursuant to a Financing shall be deemed to include the total value of “Securities” sold directly or indirectly, in connection with the Financing, including any proceeds received by Company upon the exercise of any options, warrants and/or similar securities; any amounts paid into escrow; and any amounts payable in the future whether or not subject to any contingency.  For purposes of clarity, Financing shall not include:

 (x) a “Transaction” (i.e., a transaction pursuant to which funds are received by Company’s shareholders); or unless initiated with the assistance of, or materials prepared by, VFIN: (y) working capital financing provided by commercial bank loan departments; or (z) extensions, renewals or modifications of financings or refinancings with existing creditors.

d)  “Financing Fee” is defined in Section 3(c)(i).

e) “Financing Source” shall mean a party participating in a Financing by being the source of funds, raised thereunder through the purchase or other acquisition or receipt of Securities.

f)  “Financing Warrants” are defined in Section 3(c)(ii).

g) “Financing Warrant Agreement” is defined in Section 3(c)(ii).

h)   “Retainer Shares” is defined in Section3(a).

i)  “Securities” shall mean debt, mezzanine and/or equity interests or any combination thereof.

j) “Transaction” shall mean any merger, business combination or reorganization, acquisition of some or all of the stock or assets of another company, purchase or sale of some or all of the stock or assets of Company not in the ordinary course of business, joint venture, strategic relationship, licensing agreement, royalty agreement, franchise agreement, distribution agreement or any similar transaction or combination thereof.

k) “Transaction Fee” is defined in Section 3(b).

l) “VFIN” shall mean vFinance Investments, Inc.

12.  Miscellaneous:

      a) Entire Agreement:  This Agreement and Annex A constitute the entire agreement and understanding of the parties hereto, and supersede any and all previous agreements and understandings, whether oral or written, with respect to the matters set forth herein.

No provision of this Agreement may be amended, modified or waived, except in a writing signed by the parties.  This Agreement and the Annex shall be binding upon and inure to the benefit of each of the parties and their respective successors, legal representatives and assigns.

b) Notice: Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered or sent postage prepaid by certified mail, return receipt requested as set forth below, or to such other address as either party may notify the other of in writing:

if to Company, to:                    MortgageBrokers.com Holdings, Inc.
                                                    45 Vogell Road
                                                    Suite 101
Richmond Hill, Ontario L4B-3P6
Attn:   Alex Haditaghi
Chief Executive Officer

if  to vFinance
Investments, Inc. to:               vFinance Investments, Inc.
3010 N. Military Trail, Suite 300
Boca Raton, Florida  33431
Attn:  Chief Financial Officer

c) Governing Law; Exclusive Jurisdiction:  This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to its conflict of law principles.  Any dispute which may arise between the parties arising out  of or in connection with this Agreement shall be adjudicated before a court located in New York and they hereby submit to the exclusive jurisdiction of the courts of the State of New York and of the federal court in the applicable district of New York with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, waive trial by jury in any such action or proceeding, and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, to the address set forth in Paragraph 12

If the foregoing correctly sets forth our understanding with respect to the foregoing, please so indicate by signing below, at which time this letter shall become a binding agreement.

VFINANCE INVESTMENTS, INC.

By:________________________
Jonathan C. Rich
Executive Vice President, Investment Banking

Accepted and Agreed:

MORTGAGEBROKERS.COM HOLDINGS, INC.

By:_________________________________
Name:  Alex Haditaghi
Title:  Chief Executive Officer

ANNEX A
Indemnification Provisions to Financial Advisory and Investment Banking Agreement (the “Agreement”) dated September 25th, 2007 between vFinance Investments, Inc.  (“VFIN”) and Mortgagebrokers.com Holdings, Inc. (the “Company”)

1.
Company agrees to (a) reimburse VFIN, its affiliates and their respective directors, officers, employees, agents and controlling persons (each, an “Indemnified Party”) promptly, upon demand, for actual, out-of-pocket expenses (including reasonable fees and expenses for legal counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any litigation, proceeding or other action in connection with or arising out of or relating to the engagement of VFIN under the Agreement, or any actions taken or omitted, services performed or matters contemplated by or in connection with the Agreement, (collectively, a “Claim”); and (b) to indemnify and hold harmless each Indemnified Party from and against any and all out-of-pocket losses, claims, damages and liabilities, joint or several, to which any Indemnified Party may become subject, including any amount paid in settlement of any litigation or other action (commenced or threatened) to which Company shall have consented in writing (such consent not to be unreasonably withheld), whether or not any Indemnified Party is a party and whether or not liability resulted; provided, however, that Company shall not be liable in respect of any loss, claim, damage or liability to the extent that a court or other agency having competent jurisdiction shall have determined by final judgment (not subject to further appeal) that such loss, claim, damage or liability shall have been incurred solely as a direct result of the willful misconduct or gross negligence of such Indemnified Party.

An Indemnified Party shall have the right to retain separate legal counsel of its own choice to conduct the defense and all related matters in connection with any Claim, and such counsel shall to the fullest extent, consistent with its professional responsibilities, cooperate with Company and legal counsel designated by Company.

2.
Company will not, without the prior written consent of each Indemnified Party settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be reasonably sought hereunder (whether or not any Indemnified Party is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Party against whom such Claim may be brought from any and all liability arising out of such Claim.

3.
In the event the indemnity provided for hereunder is unavailable or insufficient to hold any Indemnified Party harmless, then Company shall contribute to amounts paid or payable by an Indemnified Party in respect of such Indemnified Party’s losses, claims, damages and liabilities as to which the indemnity provided for hereunder is unavailable or insufficient (i) in such portion as appropriately reflects the relative benefits received by Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the matters as to which losses, claims, damages or liabilities relate, or (ii) if the allocation provided by (i) above is not permitted by applicable law, in such proportion as appropriately reflects not only the relative benefits referred to in clause (i) but also  the relative fault of Company, on the one hand, and the Indemnified Party, on the other hand, as well as any other equitable considerations.  The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any reasonable legal or other out-of-pocket fees and expenses incurred in defending any litigation, proceeding or other action or claim.  Notwithstanding the provisions hereof, VFIN’s share of the liability hereunder shall not be in excess of the amount of fees actually received by VFIN under the Agreement (excluding any amounts received as reimbursement of expenses by VFIN).

4.
These Indemnification Provisions shall remain in full force and effect and survive the expiration of the term of the Agreement, and shall be in addition to any liability that Company might otherwise have to any Indemnified Party under the Agreement or otherwise.

5.
Each party hereto consents to personal jurisdiction and service of process and venue in any court in the State of New York in which any claim for indemnity is brought by any Indemnified Person, except as provided in Section 12 (c) of the Agreement.

VFINANCE INVESTMENTS, INC.

By:           _________________________
 Jonathan C. Rich
 Executive Vice President, Investment Banking

MORTGAGEBROKERS.COM HOLDINGS, INC.

By:          _________________________
Alex Haditaghi
Chief Executive Officer